[Logo of St Paul Travelers]                      St. Paul Travelers Companies
                                                 385 Washington Street
                                                 St. Paul, MN 55102-1396
                                                 www.stpaultravelers.com


NEWS RELEASE


                  St. Paul Travelers Issues Initial Estimate of
                     Catastrophe Losses from Hurricane Wilma

     SAINT PAUL, Minn.--(BUSINESS WIRE)--Nov. 16, 2005--The St. Paul Travelers Companies, Inc. ("St. Paul Travelers," NYSE:STA) announced today that its preliminary estimate for catastrophe losses relating to Hurricane Wilma is approximately $220 million, after tax, net of reinsurance. This amount is based upon an estimated gross catastrophe loss of $410 million.

     For the third quarter of 2005, St. Paul Travelers reported catastrophe losses of $1.009 billion, after tax, net of reinsurance and including the cost of reinstatement premiums, relating to Hurricanes Katrina and Rita. At this time, these estimates remain unchanged.

     The estimates for Hurricanes Katrina, Rita and Wilma were developed through analyses of claims reported and anticipated to be reported, the values of properties in the affected areas, damage projections estimated by wind force and the presence of other perils, anticipated costs for demand surge and other factors requiring considerable judgment. Due to the complexity of factors contributing to these losses, there can be no assurance that St. Paul Travelers' total costs for these hurricanes will not differ materially from its current estimates.

     All statements in this press release other than statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release and under the heading "Forward-Looking Statements" in the company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

     St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

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Contacts

Media:                    Institutional Investors:       Individual Investors:
Shane Boyd                Maria Olivo                    Marc Parr
651.310.3846, or          860.277.8330, or               860.277.0779
Joan Palm                 Michael Connelly
651.310.2685, or          860.277.1507
Marlene Ibsen
860.277.9039